SECOND AMENDED AND RESTATED
CERTIFICATE OF LIMITED PARTNERSHIP
OF
TXO ENERGY PARTNERS, L.P.

This Second Amended and Restated Certificate of Limited Partnership of TXO Energy Partners, L.P. (the “Partnership”), has been duly executed and is being filed pursuant to Section 17-210 of the Delaware Revised Uniform Limited Partnership Act to amend and restate the Amended and Restated Certificate of Limited Partnership of the Partnership, which was filed on January 30, 2023 with the Secretary of State of the State of Delaware (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.The name of the limited partnership is:

    TXO Partners, L.P.

2.The address of the registered office of the limited partnership in the State of Delaware is c/o Capitol Services, Inc., 108 Lakeland Ave., Dover, Delaware 19901, Kent County. The name of the Partnership’s registered agent for service of process on the Partnership in the State of Delaware at such address is Capitol Services, Inc.

3.The name and mailing address of the general partner of the limited partnership is:

        TXO Partners GP, LLC
        400 West 7th Street
        Fort Worth, Texas 76102

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the limited partnership, has caused this Second Amended and Restated Certificate of Limited Partnership to be duly executed as of May 8, 2023.

GENERAL PARTNER:

TXO PARTNERS GP, LLC,

By:    /s/ Brent W. Clum
Name: Brent W. Clum
Title: President of Business Operations and Chief Financial Officer